Continental Materials Corporation Reports Unaudited Third Quarter Results

CHICAGO, IL -- (Marketwire - November 21, 2011) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net loss of $322,000 or 20 cents per diluted share for the third quarter ended October 1, 2011 compared to net income of $740,000 or 46 cents per diluted share for the third quarter ended October 2, 2010. The net loss from continuing operations was $316,000 or 20 cents per diluted share for the three months ended October 1, 2011 compared to net income from continuing operations of $718,000 or 45 cents per diluted share for the prior year's quarter. Sales from continuing operations for the 2011 quarter were $25,501,000, a decrease of $3,641,000 or 12.5% from the third quarter of 2010. The decline in sales was primarily the result of the same market and economic factors that have prevailed throughout the year. A depressed construction market in the Colorado Springs and Pueblo, Colorado area resulted in a $2,225,000 (21.2%) decline in sales for the Concrete, Aggregates and Construction Supplies ("CACS") segment. The same weak construction market conditions also lead to a drop in fan coil sales in the Heating and Cooling segment.

Consolidated sales from continuing operations in the first nine months of 2011 were $78,244,000, a decrease of $6,289,000 or 7.4% from the first nine months of 2010 due to the same reasons discussed for the quarter except for the Evaporative Cooling segment sales which reported a $1,327,000 increase principally due to the carryover of inventory at some customers from the 2009 season which dampened sales in 2010.

For the nine months ended October 1, 2011 the net loss was $1,597,000 compared to a net loss of $225,000 for the first nine months of 2010. The operating loss from continuing operations for the first nine months of 2011 was $1,901,000 compared to $544,000 of operating profit from continuing operations in 2010. The consolidated gross profit ratio (sales less cost of sales exclusive of depreciation, depletion and amortization) was 20.4% in the first nine months of 2011 compared to 21.5% for the same period in 2010. The CACS segment experienced a substantial drop in its gross profit rate due to lower concrete volume, a decline in the average selling price of ready mixed concrete as a result of a more intense level of competition, and a change in product mix exacerbated by higher diesel fuel prices and the fixed costs of this segment. The gross profit rate for the other three segments either improved or held steady. Selling and administrative expenses were $465,000 higher in 2011 largely due to legal expenses related to the Pikeview insurance claim litigation in the CACS segment and additional sales staff and incentive compensation provisions in the Evaporative Cooling segment related to the improved sales and operating income of this segment. Expenses related to Williams EcoLogix, Inc. also contributed to the higher administrative expenses.

Interest expense in the first nine months of 2011 was approximately $230,000 lower compared to the same period of 2010. The reduction in interest expense was due to a combination of lower interest rates and reduced borrowings. Subsequent to the end of the 2011 third quarter, the Company entered into an Amended and Restated Credit Agreement (effective November 18, 2011) in order to obtain a waiver of the covenant requiring a Fixed Charge Coverage Ratio of 1.15 to 1.00 as of October 1, 2011, to extend the maturity date of the Credit Agreement, to increase the maximum amount available under the revolving credit facility to $20,000,000 and to modify other terms and conditions.

On July 17, 2009 the company sold its Rocky Mountain Ready Mix Concrete, Inc. (RMRM), subsidiary. The results of RMRM for both the current and prior periods have been reported as a discontinued operation.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 1, 2011 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                                (Unaudited)

                            Three Months Ended         Nine Months Ended
                          October 1,   October 2,   October 1,   October 2,
                             2011         2010         2011         2010
                         -----------  -----------  -----------  -----------

Sales                    $25,501,000  $29,142,000  $78,244,000  $84,533,000

Operating (loss) income     (363,000)   1,037,000   (1,901,000)     544,000

Interest expense, net       (192,000)    (248,000)    (597,000)    (827,000)

Other (expense) income,
 net                              --       (1,000)      25,000       27,000
                         -----------  -----------  -----------  -----------

(Loss) income from
 continuing operations
 before income taxes        (555,000)     788,000   (2,473,000)    (256,000)

Benefit (provision) for
 income taxes                239,000      (70,000)     920,000       97,000
                         -----------  -----------  -----------  -----------

Net (loss) income from
 continuing operations      (316,000)     718,000   (1,553,000)    (159,000)

(Loss) income from
 discontinued operation
 net of income tax
 benefit (provision)          (6,000)      22,000      (44,000)     (66,000)
                         -----------  -----------  -----------  -----------

Net (loss) income        $  (322,000) $   740,000  $(1,597,000) $  (225,000)
                         ===========  ===========  ===========  ===========

Net (loss) income per
 basic and diluted
 share:
  Continuing operations  $      (.20) $       .45  $      (.96) $      (.10)
  Discontinued
   operations                   (.00)         .01         (.03)        (.04)
                         -----------  -----------  -----------  -----------
  Net (loss) income per
   basic and diluted
   share                 $      (.20) $       .46  $      (.99) $      (.14)
                         ===========  ===========  ===========  ===========

Average shares
 outstanding               1,623,000    1,599,000    1,615,000    1,599,000
                         ===========  ===========  ===========  ===========

CONTACT:
Mark S. Nichter
(312) 541-7207